Exhibit 99.3

News Release

PartnerRe Ltd. Increases Quarterly Common Share Dividend by 4.5% to
$0.70 from $0.67 per Share

PEMBROKE, Bermuda, February 2, 2015 -- PartnerRe Ltd. (NYSE:PRE) today announced that its Board of Directors has increased the annual dividend to $2.80 per common share, from $2.68 per common share. This is the twenty-second consecutive year that the Company has increased the common share dividend since its inception in 1993.

Today, the Board declared a regular quarterly dividend of $0.70 per common share. The dividend will be payable on February 27, 2015, to common shareholders of record on February 13, 2015.
____________________________________________

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, in its Non-life operations, mortality, longevity and accident and health, in its Life and Health operations, and alternative risk products. For the year ended December 31, 2013, total revenues were $5.5 billion. At September 30, 2014, total assets were $23.2 billion, total capital was $7.8 billion and total shareholders’ equity attributable to PartnerRe was $7.0 billion.

PartnerRe on the Internet: www.partnerre.com

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Daniel Goldstein
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com